JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the Joint Filing on behalf of each of them of a Schedule 13D with respect to the Common Stock of US Highland, Inc., an Oklahoma corporation, and any further amendments thereto. This Joint Filing Agreement shall be filed as an Exhibit to the Statement on Schedule 13D.

Dated:  March 13, 2010

Iron Invest AB


By:  /s/Mats Malmberg
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     Mats Malmberg, officer

Mats Malmberg

     /s/Mats Malmberg
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     Mats Malmberg